AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ANDINA ACQUISITION CORPORATION,

ANDINA MERGER SUB, INC.,

TECNOGLASS S.A.

AND

C.I. ENERGIA SOLAR S.A. E.S. WINDOWS

DATED AS OF AUGUST 17, 2013

3.4.	Authority Relative to this Agreement.	31
3.5.	No Conflict; Required Filings and Consents.	31
3.6.	Compliance.	32
3.7.	SEC Filings; Financial Statements.	32
3.8.	No Undisclosed Liabilities	33
3.9.	Absence of Certain Changes or Events	34
3.10.	Litigation.	34
3.11.	Employee Benefit Plans	34
3.12.	Labor Matters	34
3.13.	Business Activities	34
3.14.	Title to Property	34
3.15.	Taxes.	34
3.16.	Environmental Matters	35
3.17.	Brokers	36
3.18.	Intellectual Property	36
3.19.	Agreements, Contracts and Commitments.	36
3.20.	Insurance.	36
3.21.	Affiliate Transactions	36
3.22.	Indebtedness.	36
3.23.	Listing of Securities	36
3.24.	Board Approval.	37
3.25.	Trust Fund	37
3.26.	Governmental Filings.	37
3.27.	Investment Company Act.	37

ARTICLE IV. CONDUCT PRIOR TO THE EFFECTIVE TIME		37

4.1.	Conduct of Business	37
4.2.	Company Negative Covenants	38
4.3.	Parent Negative Covenants	40

ARTICLE V. ADDITIONAL AGREEMENTS		43

5.1.	Proxy Statement; Special Meeting.	43
5.2.	HSR Act	44
5.3.	Other Actions.	44
5.4.	Required Information.	45
5.5.	Confidentiality; Access to Information.	46
5.6.	Commercially Reasonable Efforts	47
5.7.	No Parent Ordinary Shares Transactions.	47
5.8.	No Claim Against Trust Fund.	47
5.9.	Disclosure of Certain Matters	48
5.10.	Securities Listing.	48
5.11.	Further Actions..	48
5.12.	No Solicitation	48
5.13.	Liability Insurance.	49
5.14.	Insider Loans.	49
5.15.	Access to Financial Information.	49
5.16.	Parent Borrowings.	49
5.17.	Trust Fund Disbursement.	50
5.18.	Employment Agreements.	50
5.19.	Option Plan	50

ARTICLE VI. CONDITIONS TO THE TRANSACTION		50

6.1.	Conditions to Obligations of Each Party to Effect the Merger	50
6.2.	Additional Conditions to Obligations of the Company.	50
6.3.	Additional Conditions to the Obligations of Parent	53

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ARTICLE VII. INDEMNIFICATION		54

7.1.	Indemnification.	54
7.2.	Indemnification of Third Party Claims.	55
7.3.	Insurance Effect	57
7.4.	Limitations on Indemnification.	57
7.5.	Exclusive Remedy.	58
7.6.	Adjustment to Merger Consideration	58
7.7.	Representative Capacities; Application of Escrow Shares	59
7.8.	Mitigation	59
7.9.	No Consequential Damages	59

ARTICLE VIII. TERMINATION		59

8.1.	Termination.	59
8.2.	Notice of Termination; Effect of Termination	61
8.3.	Fees and Expenses	61

ARTICLE IX. DEFINED TERMS		61

9.1.	Defined Terms	61
9.2.	Glossary of Other Defined Terms	66

ARTICLE X. GENERAL PROVISIONS		70

10.1.	Notices	70
10.2.	Interpretation	71
10.3.	Counterparts; Facsimile Signatures	71
10.4.	Entire Agreement; Third Party Beneficiaries	72
10.5.	Severability	72
10.6.	Other Remedies; Specific Performance	72
10.7.	Governing Law	72
10.8.	Rules of Construction	72
10.9.	Assignment	73
10.10.	Amendment	73
10.11.	Extension; Waiver	73
10.12.	Submission to Jurisdiction; Waivers; Consent to Service of Process.	73
10.13.	WAIVER OF JURY TRIAL	74
10.14.	Currency	74

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of August 17, 2013, by and among Andina Acquisition Corporation, a Cayman Islands exempted company (“Parent”), Andina Merger Sub, Inc., a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), Tecnoglass S.A., a Colombian company (“Tecnoglass”) and C.I. Energia Solar S.A. E.S. Windows, a Colombian company (“ES”, and together with Tecnoglass, the “Company”).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2012 Revision) of the Cayman Islands (the “Companies Law”) and other applicable law, Parent and the Company intend to enter into a business combination transaction by means of a merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”).

B.           The board of directors of each of Parent and the Company has determined that the Merger is fair to, and in the best interests of, its respective company and shareholders.

C.           Following the execution of this Agreement (but in any event prior to the Closing Date), each of Tecnoglass and ES shall affect a corporate reorganization (the “Reorganization”) pursuant to which each shareholder of Tecnoglass and/or ES shall cease being shareholders of Tecnoglass and/or ES and shall become holders of equity interests in a newly formed entity that will own, directly or indirectly, 100% of the outstanding equity interests of Tecnoglass and ES and all such references to the Company contained herein shall be deemed to refer to such newly formed entity, as applicable, and to include all assets, property, rights, privileges, powers, permits, approvals and franchises of Tecnoglass and ES.

D.           Defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1.          The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Companies Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (“Surviving Corp”).

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1.2.        Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a plan of merger (the “Plan of Merger”) with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Companies Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Plan of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3.        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Companies Law and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in Surviving Corp, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of Surviving Corp. and (ii) the share capital of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and validly issued ordinary share of the Surviving Corp.

1.4.        Governing Documents; Officers and Directors. At the Effective Time, (i) the Memorandum and Articles of Association of the Parent and the Surviving Corp shall be in the forms annexed hereto as Exhibits A and B, respectively, (ii) the board of directors of Parent shall consist of the directors identified on Schedule 1.4 hereto and set forth in the Proxy Statement, (iii) the officers of the Parent from and after the Effective Time shall consist of the officers identified on Schedule 1.4 hereto and (iv) the directors and officers of the Surviving Corp. shall consist of the officers and directors identified on Schedule 1.4 hereto.

1.5.        Merger Consideration; Effect on Share Capital.

(a)          Merger Consideration. The aggregate consideration to be paid to the holders of ordinary shares of the Company (“Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time in exchange for the cancellation of their ordinary shares and their rights as such holders (the “Merger Consideration”), subject to adjustment as provided for in Sections 1.5(c) and 1.5(d), is:

(i)          17,525,000 ordinary shares, par value $0.0001, of Parent (“Parent Ordinary Shares”) to be issued at the Closing; and

(ii)         3,000,000 Parent Ordinary Shares to be issued in accordance with Section 1.14.

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Schedule 1.5(a) sets forth fully diluted ownership examples of the Company’s shareholders at various given times.

(b)          Conversion of Company Ordinary Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted (subject to Sections 1.5(f) and 1.5(g)) into the following portions of the Merger Consideration:

(i)          the number of Parent Ordinary Shares equal to (A) 17,525,000 divided by (B) the Outstanding Company Ordinary Shares Number; plus

(ii)         the right to receive that number of additional Parent Ordinary Shares pursuant to Section 1.14 equal to (A) the number of additional Parent Ordinary Shares released upon satisfaction of any target set forth in Section 1.14 divided by (B) the Outstanding Company Ordinary Shares Number.

(iii)        The number of Parent Ordinary Shares issued at Closing and rights to receive additional Parent Ordinary Shares pursuant to Section 1.14 that would otherwise be issuable pursuant to this Section 1.5(b) to Persons who hold Dissenting Shares and exercise their dissenters’ rights pursuant to Applicable Law shall not be issued to such Persons and shall be canceled.

(iv)        Immediately following the conversion contemplated by this Section 1.5(b), 100% of the outstanding Company Ordinary Shares, as the Surviving Corp, shall be issued to the Parent.

(c)          LTM Adjusted EBITDA and Adjustments of Parent Ordinary Shares.

(i)          If the Company’s LTM Adjusted EBITDA as of June 30, 2013 (“Actual LTM EBITDA Amount”), as determined in accordance with this Agreement, is greater than or less than the Estimated LTM EBITDA Amount, the aggregate number of Parent Ordinary Shares to be issued at Closing shall be increased or decreased, as the case may be, by an amount equal to a fraction the numerator of which is the product of (A) the LTM EBITDA Variance and (B) 9.0, and the denominator of which is $10.18. The Company shall deliver to Parent and Parent’s auditors a written statement of the Actual LTM EBITDA Amount by August 30, 2013, which shall (1) provide such detailed information as may be reasonably requested by the Parent prior to such date with respect to the Actual LTM EBITDA Amount, (2) be derived utilizing generally accepted accounting principles, consistent with the Company’s historical practice and (3) be certified as being true and complete by an executive officer of the Company.

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(ii)         If Parent disagrees with the Actual LTM EBITDA Amount or the LTM EBITDA Variance, it shall notify the Company of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within ten (10) calendar days after its receipt of the written statement of the Actual LTM EBITDA Amount. Parent and the Company shall use their commercially reasonable best efforts for a period of ten (10) calendar days after the Parent’s delivery of such notice (or such longer period as Parent and Company may mutually agree upon) to resolve any Items of Dispute raised by Parent. If, at the end of such period, Parent and Company do not resolve any such Item of Dispute, either party may submit the matter to a mutually acceptable independent accounting firm of recognized national standing to review and resolve the Item of Dispute. In the event Parent and the Company cannot agree upon an accounting firm within five (5) days after notice from a party to the other party, they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in the State of New York having no material relationship to Parent, the Company or their respective Affiliates and having offices in locations suitable to conduct such review (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). Parent and the Company shall request that the Accounting Firm render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with U.S. GAAP and consistent with past practice. The determination by the Accounting Firm shall be final, binding and conclusive on the parties. Parent and the Company shall make their respective submissions to the Accounting Firm within ten (10) business days after selecting such firm pursuant to this Section 1.5(c). Parent and the Company shall use their commercially reasonable best efforts to cause the Accounting Firm to make its determination within fifteen (15) calendar days after accepting its selection. All of the fees and expenses of the Accounting Firm shall be borne by Parent and the Company in equal amounts.

(iii)        All currency conversions made in connection with the determination of the Actual LTM EBITDA Amount or the LTM EBITDA Variance shall be done on a twelve (12) month trailing average basis.

(d)          Net Debt, Working Capital and Adjustments of Parent Ordinary Shares

(i)          As soon as practicable after the Closing, but not later than seventy five (75) days after the Closing, Parent shall deliver to the Representative a statement (the “Closing Net Debt/Working Capital Statement”) showing, in reasonable detail, the calculation of the Company’s Actual Net Debt Amount and Actual Working Capital Amount as of the Closing. Such Closing Net Debt/Working Capital Statement shall be derived utilizing generally accepted accounting principles consistent with the Company’s historical practice and be certified as being true and complete by the Parent’s independent registered public accounting firm. Such Net Debt/Working Capital Statement shall be final and binding on the parties.

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(ii)         If the Company’s Adjusted Net Debt at Closing (“Actual Net Debt Amount”), as determined in accordance with this Agreement, is greater than approximately $65.0 million (“Estimated Net Debt Amount”), the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time shall surrender (pro rata) to Parent for cancellation such number of Parent Ordinary Shares equal to the Net Debt Overage divided by $10.18. If the Actual Net Debt Amount, as determined in accordance with this Agreement, is less than the Estimated Net Debt Amount, Parent shall issue and cause to be delivered to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time (pro rata) such additional number of Parent Ordinary Shares equal to the Net Debt Underage divided by $10.18.

(iii)        If the Company’s Normalized Working Capital at Closing (“Actual Working Capital Amount”), as determined in accordance with this Agreement, is less than $48.3 million (“Estimated Working Capital Amount”), the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time shall, at the Company’s option, deliver (pro rata) to Parent an amount of cash equal to the Working Capital Shortfall or surrender (pro rata) to Parent for cancellation such number of Parent Ordinary Shares equal to the Working Capital Shortfall divided by $10.18. If the Actual Working Capital Amount, as determined in accordance with this Agreement, is greater than the Estimated Working Capital Amount, Parent shall issue and cause to be delivered to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time (pro rata) such additional number of Parent Ordinary Shares equal to the Working Capital Excess divided by $10.18; provided, however, that if the Actual Working Capital Amount, as determined in accordance with this Agreement, exceeds the Estimated Working Capital Amount by $5,000,000, at the Company’s sole option, the Company shall be permitted to distribute such amount of cash in excess to its shareholders in lieu of receipt of such additional number of Parent Ordinary Shares equal to such amount in excess of $5,000,000.

(iv)        Notwithstanding anything herein to the contrary, any downward adjustment of Parent Ordinary Shares to be issued in the transaction pursuant to Section 1.5(d) shall serve to reduce the Escrow Shares and that any such reduction shall be limited to the number of Escrow Shares actually remaining in the Escrow Account.

(e)          Exceptions. The conversion contemplated by Section 1.5(b) shall not apply to or occur with respect to any Company Ordinary Shares to be canceled pursuant to Section 1.5(g) or the Dissenting Shares.

(f)          Surrender of Company Certificates. Subject to Section 1.10, the Merger Consideration shall be issued or paid to the holders of certificates representing the Company Ordinary Shares (the “Company Certificates”) upon surrender of their respective Company Certificates in the manner provided in Section 1.5 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8, or in the case of an uncertificated share, by delivery of a copy of the register of members of the Company indicating such holder as entitled to the shares).

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(g)          Cancellation of Treasury and Parent-Owned Shares. Each Company Ordinary Share held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(h)          Adjustments to Exchange Ratios. The number of Parent Ordinary Shares that the holders of Company Ordinary Shares are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares or Parent Ordinary Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Ordinary Shares or Parent Ordinary Shares occurring on or after the date hereof and prior to the Effective Time.

(i)          No Fractional Shares. No fraction of a share of Parent Ordinary Shares will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Ordinary Shares (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall receive, in lieu of such fractional share, one (1) Parent Ordinary Share.

(j)          No Further Ownership Rights in Company Shares. All the Parent Ordinary Shares issued to the holders of Company Ordinary Shares upon consummation of the Merger or, in the case of the additional Parent Ordinary Shares that may be issued pursuant to Section 1.14, thereafter delivered, shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Company Ordinary Shares and there shall be no further registration of transfers on the records of Surviving Corp of the Company Ordinary Shares that were outstanding immediately prior to the Effective Time.

1.6.        Exchange Procedures.

(a)          Prior to the Effective Time, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the issuance of the Merger Consideration to be issued in the Merger pursuant to an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (the “Exchange Agent Agreement”). It is hereby acknowledged and agreed by the Company that Continental Stock Transfer & Trust Company (“Continental”) is acceptable as Exchange Agent.

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(b)          Prior to the Effective Time, the Exchange Agent and Parent shall deliver to each holder of Company Ordinary Shares a letter of transmittal (“Letter of Transmittal”) in customary form (and any instructions related thereto) with respect to the surrender and delivery by each such holder of his, her or its Company Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8, or in the case of an uncertificated share, by delivery of a copy of the register of members of the Company indicating such holder as entitled to the shares) in exchange for Parent Ordinary Shares and right to receive additional Parent Ordinary Shares as contemplated by Section 1.5. Upon delivery to the Exchange Agent of a validly executed and delivered Letter of Transmittal, the Exchange Agent shall issue to the corresponding recipient the number of Parent Ordinary Shares (less the applicable Escrow Shares), and the Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Parent Ordinary Shares pursuant to Section 1.5. Separate certificates shall be issued for each recipient’s Escrow Shares and for the balance of the Parent Ordinary Shares to which such recipient is entitled.

(c)          If payment is to be made to a recipient other than the Person in whose name a surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Company Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Company Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

1.7.        No Distributions Until Surrender of Company Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Parent Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to Applicable Law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing the Parent Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Ordinary Shares.

1.8.        Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Parent Ordinary Shares that the Company Ordinary Shares formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that, as a condition precedent to the issuance of such certificates representing Parent Ordinary Shares and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corp with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9.        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corp with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the then current officers and directors of Parent and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

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1.10.      Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, and for downward adjustments (if any) pursuant to Section 1.5(d) to the number of Parent Ordinary Shares issued hereunder, 890,000 of the Parent Ordinary Shares to be issued in the Merger (the “Escrow Shares”) shall be deposited in escrow (the “Indemnity Escrow Account”), which shall be allocated among the recipients in the same proportion as their proportionate share of the total Company Ordinary Shares outstanding immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Representative, the Committee and Continental (or such other Person as may be agreed by Parent and the Representative), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit C-1 hereto (the “Indemnity Escrow Agreement”). The Indemnity Escrow Agreement shall provide that on the earlier of (A) the 30th day after the date Parent has filed with the SEC its Annual Report for the year ending February 28, 2015 or (B) June 30, 2015 (the “Escrow Release Date”), the Escrow Agent shall release all Escrow Shares then remaining in escrow, less (i) 300,000 Escrow Shares (the “Litigation Escrow Shares”), (ii) that portion of the Escrow Shares applied in satisfaction of any downward adjustments made to the Merger Consideration provided for in Section 1.5(d) above and (iii) that portion of the Escrow Shares applied or reserved with respect to Escrow Claims. Any Escrow Shares that continue to be held after the Escrow Release Date with respect to any unresolved Escrow Claim shall be delivered to the recipients in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim. The Litigation Escrow Shares shall not be released until final resolution of the litigation listed in Schedule 2.8.

1.11.      Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee (the “Committee”) consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreements. In the event of a vacancy in such committee, the board of directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of Parent and who has not had any material relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII and the Escrow Agreements.

1.12.      Shares Subject to Appraisal Rights. Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by the Companies Law. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the Companies Law shall receive payment therefor from Surviving Corp in accordance with the Companies Law, provided, however, that (i) if any shareholder of the Company who asserts dissenter rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the Companies Law, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for his Dissenting Shares or waived or lost his right to payment for his Dissenting Shares under the appraisal rights process under the Companies Law, the Company Ordinary Shares held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Merger Consideration as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting dissenter rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except in accordance with the Companies Law and with the prior written consent of Parent which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect to any demands for payment received by the Company from a person asserting dissenter rights.

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1.13.      Treatment of the Company Derivative Securities. The Company shall arrange that the holders of all outstanding Company Options and other Company Derivative Securities shall exercise or exchange such securities prior to the Effective Time without the payment of any consideration therefor by the Company other than the issuance of Company Ordinary Shares. Such exercise or exchange may be made contingent upon the occurrence of the Closing.

1.14.      EBITDA/Ordinary Share Price Shares. On the Closing Date, Parent shall issue an aggregate of 3,000,000 Parent Ordinary Shares to be held in escrow in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Representative, the Committee and the Escrow Agent, substantially in the form of Exhibit C-2 annexed hereto (the “Additional Share Escrow Agreement”, and together with the Indemnity Escrow Agreement, the “Escrow Agreements”) and the following:

(a)          If (1) Future EBITDA for the fiscal year of Parent ending February 28, 2014 equals or exceeds $36.0 million or (2) Parent’s Ordinary Shares have traded at $12.00 or above for 20 trading days during a 30-consecutive trading day period during the fiscal year of Parent ending February 28, 2014, Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time, in the aggregate, 500,000 Parent Ordinary Shares.

(b)          If Future EBITDA for the fiscal year of Parent ending February 28, 2014 is less than $36.0 million but exceeds $30.0 million, then Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time a pro rata number of Parent Ordinary Shares equal to an amount determined by taking 500,000 Parent Ordinary Shares and multiplying it by a fraction the numerator of which is the Future EBITDA for this period and the denominator of which is $36.0 million.

(c)          If (1) Future EBITDA for the fiscal year of Parent ending February 28, 2015 equals or exceeds $40.0 million or (2) Parent’s Ordinary Shares have traded at $13.00 or above for 20 trading days during a 30-consecutive trading day period during the fiscal year of Parent ending February 28, 2015, Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time, in the aggregate, 1,000,000 Parent Ordinary Shares.

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(d)          If Future EBITDA for the fiscal year of Parent ending February 28, 2015 is less than $40.0 million but exceeds $35.0 million, then Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time a pro rata number of Parent Ordinary Shares equal to an amount determined by taking 1,000,000 Parent Ordinary Shares and multiplying it by a fraction the numerator of which is the Future EBITDA for this period and the denominator of which is $40.0 million.

(e)          If (1) Future EBITDA for the fiscal year of Parent ending February 29, 2016 equals or exceeds $45.0 million or (2) Parent’s Ordinary Shares have traded at $15.00 or above for 20 trading days during a 30-consecutive trading day period during the fiscal year of Parent ending February 29, 2016, Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time, in the aggregate, 1,500,000 Parent Ordinary Shares.

(f)          If Future EBITDA for the fiscal year of Parent ending February 29, 2016 is less than $45.0 million but exceeds $40.0 million, then Parent shall cause the Escrow Agent, in accordance with the Additional Share Escrow Agreement, to release to the holders of Company Ordinary Shares outstanding immediately prior to the Effective Time a pro rata number of Parent Ordinary Shares equal to an amount determined by taking 1,500,000 Parent Ordinary Shares and multiplying it by a fraction the numerator of which is the Future EBITDA for this period and the denominator of which is $45.0 million.

(g)          In the event that Parent fails to satisfy an Earnout Target but subsequently satisfies another Earnout Target, in addition to Parent causing the Escrow Agent to deliver the applicable number of Parent Ordinary Shares as a result of Parent satisfying such subsequent Earnout Target, Parent shall also cause the Escrow Agent to deliver any shares not previously delivered to the holders of Company Ordinary Shares as a result of Parent’s initial failure to satisfy such prior Earnout Target.

1.15.      Sale Restriction. Each of the Parent Ordinary Shares issued to holders of Company Ordinary Shares as part of the Merger Consideration shall be subject to certain transfer restrictions, in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) in the form of Exhibit D annexed hereto to be executed and delivered to Parent by the holders of the Company Ordinary Shares. Certificates representing Parent Ordinary Shares issued as a result of the Merger shall bear a prominent legend to such effect.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as follows:

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2.1.        Organization and Qualification.

(a)          Tecnoglass is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Colombia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, ES is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Colombia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and the Company will be a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted by Tecnoglass and ES.

(b)          The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the memorandum and articles of association or certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(c)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(d)          Except as set forth on Schedule 2.1, the minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s incorporation. Copies of such Corporate Records of the Company have been made available to Parent or Parent’s counsel.

(e)          Except as set forth on Schedule 2.1, the share capital transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the share capital and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Parent or Parent’s counsel.

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2.2.        Subsidiaries.

(a)          The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 hereto (the “Subsidiaries”). Except as set forth in Schedule 2.2 hereto, the Company owns, directly or indirectly, all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)          Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

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(d)          Except as set forth on Schedule 2.2, the minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3.        Capitalization.

(a)          The authorized capital of Tecnoglass consists of 20,000,000 shares, of which 15,392,681 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. The authorized capital of ES consists of 18,500,000 shares, of which 14,385,661 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Immediately prior to the Effective Time, the only Company Ordinary Shares that will be issued and outstanding will be those issued to the holders of the 15,392,681 shares of Tecnoglass and 14,385,661 shares of ES issued and outstanding as of the date hereof which will be issued to such holders upon the Reorganization, all of which shares will be validly issued, fully paid and nonassessable. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the shareholders of the Company, the number of Company Ordinary Shares owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. Except as set forth in Schedule 2.3(a) hereto, as of the date of this Agreement, no Company Ordinary Shares are reserved for issuance upon the exercise of outstanding options to purchase Company Ordinary Shares granted to employees of Company or other parties (“Company Options”). Except as set forth in Schedule 2.3(a) hereto, no Company Ordinary Shares are reserved for issuance upon the exercise of outstanding warrants or other rights or derivative securities (other than Company Options) to purchase Company Ordinary Shares (“Company Derivative Securities”). All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding Company Ordinary Shares and all outstanding Company Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other Applicable Laws and regulations, and (y) all requirements set forth in any applicable Material Company Contracts. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Options and a true and complete list of the holders thereof, including their names and the numbers of Company Ordinary Shares underlying such holders’ Company Options.

(b)          Except as set forth in Schedule 2.3(b) hereto or as described in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any share capital, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

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(c)          Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)          Except as set forth in Schedule 2.3(d) hereto, no outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)          The authorized and outstanding share capital or membership interests of each Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e) hereto, the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4.        Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI but excluding the Written Consent, which is being delivered simultaneously with the execution and delivery hereof), and no other corporate proceedings on the part of the Company are necessary (other than the Written Consent) to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The action by written consent of the shareholders of the Company (the “Written Consent”) to approve and adopt this Agreement and the transactions contemplated hereby is the only consent or approval by, or vote of, the holders of any class or series of share capital of the Company necessary for the Company to adopt this Agreement and the transactions contemplated hereby.

2.5.        No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

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(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the shareholders of the Company, conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any Approval from, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the Approvals described in Schedule 2.5 hereto, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or, after the Closing, Parent or the Surviving Corp, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6.        Compliance. Except as disclosed in Schedule 2.6 hereto, during the five (5) year period prior to the date hereof, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6 hereto, during the five (5) year period prior to the date of the Closing no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no Knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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2.7.        Financial Statements.

(a)          The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2012 and December 31, 2011 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)          The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements of the Company for the six month period ended June 30, 2013 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and do not include all footnotes.

(c)          Except as set forth in Schedule 2.7 hereto, the books of account, minute books, share certificate books and share transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)          Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

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2.8.        No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in, reserved against or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2013, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

2.9.        Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, between June 30, 2013 and the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (ii) any circumstance, action or activity which, if taken by the Company and its Subsidiaries after the date hereof, would require the consent of Parent under Section 4.2.

2.10.      Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity.

2.11.      Employee Benefit Plans.

(a)          Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all Applicable Law, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. To the Knowledge of the Company, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.

(b)          Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

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2.12.      Labor Matters.

(a)          Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract.

(b)          Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, (i) each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. To the Knowledge of the Company none of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and any of its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Parent.

(c)          The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and to the Knowledge of the Company there are no circumstances that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12, there are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

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(d)          No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13.      Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.14.      Title to Property.

(a)          All real property owned by the Company and its Subsidiaries is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Liens. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b)          Schedule 2.14(b) hereto contains a list of all leases of real property held by the Company and its Subsidiaries. All leases pursuant to which the Company and/or its Subsidiaries lease from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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(c)          The Company and its Subsidiaries are in possession of, or have valid and effective rights to, all material properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated, in the ordinary course, free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements, Permitted Liens or in Schedule 2.14(c) hereto.

2.15.      Taxes. Except as set forth in Schedule 2.15 hereto:

(i)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii)         All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)        The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)        To the Knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v)         No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi)        The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

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2.16.      Environmental Matters.

(a)          Except as disclosed in Schedule 2.16(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws for the past five (5) years; (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances as a result of the actions or omissions of the Company and its Subsidiaries; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries or, to the Company’s Knowledge, during any prior period; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)          Schedule 2.16(b) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties, assets or operation. All such written reports and material documentation relating to any such study or investigation have been made available to Parent.

2.17.      Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto or as contemplated by this Agreement, no ordinary shares, options, warrants or other securities are payable to any third party as a result of this Merger pursuant to any agreement which the Company, or any shareholder of the Company, is a party.

2.18.      Intellectual Property.

(a)          Schedule 2.18 hereto contains a description of all material Registered Intellectual Property of the Company and its Subsidiaries.

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(b)          Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property owned by them free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business and Permitted Liens); and the Company and its Subsidiaries are the exclusive owners of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries including the sale of any products or the provision of any services by the Company and its Subsidiaries.

(d)          The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in any material respect and the Company and its Subsidiaries have not received any claims or to the Knowledge of the Company, threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19.      Agreements, Contracts and Commitments.

(a)          Schedule 2.19 hereto sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (each, a “Material Company Contract” and collectively, the “Material Company Contracts”):

(i)          any Contract providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate;

(ii)         any Contract under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $500,000 in the aggregate;

(iii)        any Contract for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, employee or shareholder of the Company or any of its Subsidiaries (“Insider”);

(iv)        any Contract for or relating to any borrowing of money from an Insider by the Company;

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(v)         any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(vi)        any Contract of employment or management;

(vii)       any Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(viii)      any Contract providing for the obligation to register any share capital or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(ix)         any Contract providing for the obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or shares of other Persons;

(x)          any collective bargaining agreement with any labor union;

(xi)         any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or personal property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xii)        any Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(xiii)       any Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b)          Each Material Company Contract was entered into in the ordinary course, is in full force and effect and, to the Company’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been made available to Parent or Parent’s counsel.

(c)          Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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2.20.      Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Company Contracts.

2.21.      Governmental Actions/Filings. The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and will be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

2.22.      Affiliate Transactions. Except as set forth in Schedule 2.22 hereto, to the Knowledge of the Company, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees or (iv) with respect to any Person’s ownership of membership interests, share capital or other securities of the Company or any of its Subsidiaries or such Person’s employment with the Company or any of its Subsidiaries, there are no Contracts under which there are any material existing or future liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any present or former Insider of either the Company or any of its Subsidiaries or a member of his or her immediate family (each a “Company Affiliate Transaction”).

2.23.      Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

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2.24.      No Illegal or Improper Transactions. Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of Applicable Law, the effect of which, individually or in the aggregate, would reasonably be expected have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law by the Company or its Subsidiaries.

2.25.      United States Assets and Sales. The Company (including all entities controlled by it) does not hold assets located in the United States having an aggregate total value in excess of $70.9 million and, in the fiscal year ended December 31, 2012, did not make sales in or into the United States of over $70.9 million.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1.        Organization and Qualification.

(a)          Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company or the Company’s counsel. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b)          Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

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3.2.        Subsidiaries and Other Interests.

(a)          Parent has no subsidiaries, except for Merger Sub. Except for Merger Sub, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)          Except for Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c)          Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Merger Sub to be conducted. Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Merger Sub to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub. Complete and correct copies of the Charter Documents of the Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company or the Company’s counsel. Merger Sub is not in violation of any of the provisions of its Charter Documents.

(d)          Merger Sub is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub. Each jurisdiction in which each the Merger Sub is so qualified or licensed is listed in Schedule 3.2.

(e)          Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement

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3.3.        Capitalization.

(a)          As of the date of this Agreement, the authorized share capital of Parent consists of 100,000,000 Parent Ordinary Shares and 1,000,000 preferred shares, par value $0.0001 per share (“Parent Preferred Shares”), of which 5,250,000 Parent Ordinary Shares and no Parent Preferred Shares are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Parent or any agreement to which Parent is a party or by which it is bound, and free of any Liens other than Permitted Liens or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(b)          Except as set forth in Schedule 3.3(b), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, share appreciation rights or similar derivative securities or instruments or commitments which obligate Parent to issue, transfer or sell any Parent Ordinary Shares or Parent Preferred Shares or make any payments in lieu thereof. Other than as set forth in Schedule 3.3(b), there are no agreements or understandings to which Parent is a party with respect to the voting of any Parent Ordinary Shares or Parent Preferred Shares or which restrict the transfer of any such shares, nor does Parent have Knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any other securities of Parent. Other than as set forth in Schedule 3.3(b), no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding options to purchase Parent Ordinary Shares or Parent Preferred Shares granted to employees of Parent or other parties (“Parent Options”) and there are no outstanding Parent Options. Other than as set forth in Schedule 3.3(b), no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Ordinary Shares or Parent Preferred Shares (“Parent Warrants”). Other than as set forth in Schedule 3.3(b), no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the conversion of the Parent Preferred Shares or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All Parent Ordinary Shares and Parent Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Parent Ordinary Shares and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts. Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

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(c)          The Parent Ordinary Shares to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Parent Ordinary Shares will be fully paid and nonassessable.

(d)          Except as set forth in Schedule 3.3(d), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any security of any class of Parent.

(e)          Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no share capital, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)          The authorized and outstanding share capital of the Merger Sub is 100 ordinary shares, par value $0.0001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4.        Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5.        No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

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(b)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of it hereunder will not, require any Approval of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (ii) the qualification of Parent or Merger Sub as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such Approval, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6.        Compliance. Each of Parent and Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Parent nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub.

3.7.        SEC Filings; Financial Statements.

(a)          Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent with the SEC prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects. Parent has also made available to the Company and its shareholders a correct and complete copy of all such certifications and statements and any correspondence from or to the SEC or the NASDAQ Stock Market, Inc. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)          Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

(c)          Parent maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(d)          To the Knowledge of Parent, Parent’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8.        No Undisclosed Liabilities. Neither Parent nor Merger Sub has any liabilities of any nature, except for (i) liabilities incurred in connection with the transactions contemplated by this Agreement and (ii) liabilities that would not reasonably be expected to have a material impact on Parent or Merger Sub. Neither Parent nor Merger Sub is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

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3.9.        Absence of Certain Changes or Events. Except as set forth in Schedule 3.9 hereto, since the date of Parent’s incorporation: (i) there has not been any Material Adverse Effect on Parent or Merger Sub, (ii) each of Parent and Merger Sub has conducted its business only in the ordinary course of business consistent with past practice or (iii) there has not been any circumstance, action or activity which, if taken by Parent or Merger Sub after the date hereof, would require the consent of the Company under Section 4.3.

3.10.      Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s Knowledge, threatened against Parent or Merger Sub, before any Governmental Entity.

3.11.      Employee Benefit Plans. Except as may be contemplated by the Parent Plan, Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12.      Labor Matters. Other than the current and former officers of Parent and Merger Sub set forth on Schedule 3.12 hereto, neither Parent nor Merger Sub has ever had any employees. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13.      Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent or Merger Sub.

3.14.      Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15.      Taxes. Except as set forth in Schedule 3.15 hereto:

(a)          Each of Parent and Merger Sub has timely filed all Tax Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the date hereof, except such Tax Returns which are not material to Parent or Merger Sub. All such Tax Returns are true, correct and complete in all material respects. Each of Parent and Merger Sub has paid or accrued for in Parent’s or Merger Sub’s books and records of account all Taxes shown to be due on such Tax Returns.

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(b)          All Taxes that Parent or Merger Sub is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)          Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax that has not been accrued for in Parent’s or Merger Sub’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or Merger Sub, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)          No audit or other examination of any Tax Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified of any request for such an audit or other examination.

(e)          No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent, Merger Sub or any representative thereof.

(f)          Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s or Merger Sub’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent or Merger Sub in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent or Merger Sub.

3.16.      Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub, each of Parent and Merger Sub has complied with all applicable Environmental Laws; (ii) neither Parent nor Merger Sub is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Parent nor Merger Sub has been associated with any release or threat of release of any Hazardous Substance; (iv) neither Parent nor Merger Sub has received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (v) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

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3.17.      Brokers. Except as set forth in Schedule 3.17, neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Except as disclosed in Schedule 3.17 hereto, no ordinary shares, options, warrants or other securities of Parent are payable to any third party by Parent as a result of this Merger.

3.18.      Intellectual Property. Neither Parent nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property.

3.19.      Agreements, Contracts and Commitments.

(a)          Except as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no Contracts to which either Parent or Merger Sub is a party (“Parent Contracts”).

(b)          Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been made available to the Company or the Company’s counsel.

(c)          Neither Parent nor Merger Sub, nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event.

3.20.      Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policies.

3.21.      Affiliate Transactions. Except as set forth in Schedule 3.21 hereto, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub, (iii) for other employee benefits made generally available to all employees or (iv) with respect to any Person’s ownership of membership interests, share capital or other securities of Parent or Merger Sub or such Person’s employment with Parent or Merger Sub, there are no Contracts under which there are any material existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any present or former Insider of either Parent or Merger Sub or a member of his or her immediate family (each a “Parent Affiliate Transaction”).

3.22.      Indebtedness. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, Parent has no indebtedness for borrowed money.

3.23.      Listing of Securities. Parent Ordinary Shares and Parent Warrants are listed for trading on the Nasdaq Capital Market (“Nasdaq”). Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there is no action or proceeding pending or, to Parent's Knowledge, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Ordinary Shares or Parent Warrants on Nasdaq.

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3.24.      Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

3.25.      Trust Fund. As of the date hereof, Parent has and will have no less than $42,700,000 invested in United States treasuries having a maturity of 180 days or less in a trust account administered by Continental (the “Trust Fund”).

3.26.      Governmental Filings. Except as set forth in Schedule 3.26, each of Parent and Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent and Merger Sub of its business (as presently conducted) or used or held for use by Parent and Merger Sub, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to February 28, 2014, and each of Parent and Merger Sub is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent or Merger Sub.

3.27.      Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.        Conduct of Business. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries, and Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization and (ii) preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Parent and Merger Sub shall not do any of the following:

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4.2.        Company Negative Covenants. Without limiting the generality of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing Date, except (i) as expressly required or permitted by the terms of this Agreement or any ancillary document executed or delivered pursuant to this Agreement, (ii) as set forth in Schedule 4.2 hereto or (iii) to the extent required by applicable law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent, do any of the following:

(a)         Waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted share capital, reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)         Materially increase the compensation or benefits payable to, or to become payable to, any officer or employee, or pay any material amounts or benefits (including severance) to, or materially increase the salaries or wage rates or fringe benefits payable to, its directors, officers, employees or consultants, in each case except (i) to the extent required by any Plan existing on the date hereof, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to written agreements or policies existing on the date hereof;

(c)         Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or its Subsidiaries, or enter into grants to transfer or license to any Person material future patent rights, other than in the ordinary course of business consistent with past practices;

(d)         Declare, set aside or pay any dividend on or make any other distribution (whether in cash, share capital, equity securities or property) with respect to any share capital or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities with respect to, in lieu of or in substitution for any share capital, other than with respect to such items declared, set aside or paid or made by Subsidiaries of the Company to other wholly-owned Subsidiaries of the Company or the Company;

(e)         Purchase, redeem or otherwise acquire, directly or indirectly, any share capital of the Company or its Subsidiaries, other than repurchases of Company Ordinary Shares or Company Options from employees to former employees;

(f)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any share capital or any securities convertible into or exchangeable for share capital, or subscriptions, rights, warrants or options to acquire any share capital or any securities convertible into or exchangeable for share capital, or enter into other agreements obligating it to issue any such shares or convertible or exchangeable securities;

(g)         Amend its Charter Documents;

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(h)         Create any subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s or any of its Subsidiaries’ ability to compete or to offer or sell any products or services;

(i)          Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except (A) sales of inventory, property, plant and equipment or other assets in the ordinary course of business consistent with past practice, and (B) the sale, lease, license or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries;

(j)          Incur any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k)         Waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary;

(l)          Modify, amend or terminate any Material Company Contract other than in an immaterial manner, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(m)        Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n)         Incur or enter into any agreement, contract or commitment requiring the Company or its Subsidiaries to pay in excess of $1,000,000 in any 12 month period;

(o)         Make any material change to its method of accounting for Tax purposes except as required by applicable law or in compliance with U.S. GAAP;

(p)         Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(q)         Make capital expenditures in excess of $1,000,000 in the aggregate;

(r)          Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

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(s)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice;

(t)          Engage in any Company Affiliate Transaction; and

(u)         Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.2(a) through Section 4.2(t) above.

4.3.        Parent Negative Covenants. Without limiting the generality of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing Date, except (i) as expressly required or permitted by the terms of this Agreement or any ancillary document executed or delivered pursuant to this Agreement, (ii) as set forth in Schedule 4.3 hereto or (iii) to the extent required by applicable law, Parent shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of the Company, do any of the following:

(a)         Waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted share capital, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)         Materially increase the compensation or benefits payable to, or to become payable to, any officer or employee, or pay any material amounts or benefits (including severance) to, or materially increase the salaries or wage rates or fringe benefits payable to, its directors, officers, employees or consultants, in each case except (i) to the extent required by any Plan existing on the date hereof, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to written agreements or policies existing on the date hereof;

(c)         Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of Parent or its subsidiaries, or enter into grants to transfer or license to any Person material future patent rights, other than in the ordinary course of business consistent with past practices;

(d)         Declare, set aside or pay any dividend on or make any other distribution (whether in cash, share capital, equity securities or property) with respect to any share capital or split, combine or reclassify any capital shares or issue or authorize the issuance of any other securities with respect to, in lieu of or in substitution for any share capital;

(e)         Purchase, redeem or otherwise acquire, directly or indirectly, any share capital or other securities of Parent and any of its subsidiaries;

(f)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any share capital or any securities convertible into or exchangeable for share capital, or subscriptions, rights, warrants or options to acquire any share capital or any securities convertible into or exchangeable for share capital, or enter into other agreements obligating it to issue any such shares or convertible or exchangeable securities;

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(g)         Amend its Charter Documents;

(h)         Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material to the business of Parent and its subsidiaries, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)          Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)          Incur any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k)         Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement);

(l)          Waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or its subsidiaries is a party or of which Parent or its subsidiaries is a beneficiary;

(m)        Modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)         Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)         Incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $250,000 in any 12 month period;

(p)         Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income Tax liability materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice, in each case except as required by applicable law or in compliance with U.S. GAAP;

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(q)         Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(r)          Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(s)         Make capital expenditures in excess of $250,000 in the aggregate;

(t)          Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(u)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or advancement or reimbursement of expenses in connection with Parent’s search for a business combination;

(v)         Engage in any Parent Affiliate Transaction; and

(w)        Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.3(a) through Section 4.3(v) above.

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ARTICLE V.
ADDITIONAL AGREEMENTS

5.1.        Proxy Statement; Special Meeting.

(a)          As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare proxy materials, with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote, at a meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Special Meeting”), in favor of (A) the adoption of this Agreement and the approval of the Merger (“Parent Shareholder Approval”), (B) amending and restating Parent’s Memorandum and Articles of Association, effective upon the Closing, to be substantially in the form of Exhibit A annexed hereto, providing for, among other things, (I) the change of the name of Parent to “Tecnoglass Inc.;” (II) the existence of Parent to be perpetual; and (III) the removal of various provisions no longer applicable to Parent following consummation of the transactions contemplated herein (the “Charter Amendment”); (C) the adoption of an option plan (the “Parent Plan”); (D) the election to the board of directors of Parent of the individuals identified in the Proxy Statement; (E) the approval of the convertibility of outstanding promissory notes issued to Parent’s Affiliates in connection with loans made by such Affiliates to Parent to satisfy its working capital needs into Parent Warrants; (F) any other proposals Parent and the Company deem necessary or desirable to effectuate the transactions contemplated herein; and (G) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Merger. Such proxy materials shall be in the form of a proxy statement to be used for the purposes of soliciting such proxies from holders of Parent Ordinary Shares for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved by the SEC for mailing to the holders of Parent Ordinary Shares as promptly as practicable. Parent will advise the Company promptly after it receives notice thereof, of the time when the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)          As soon as practicable following approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Special Meeting in accordance with the Companies Law for a date no later than thirty (30) days following the approval of the Proxy Statement by the SEC and, subject to the other provisions of this Agreement, solicit proxies from the holders of Parent Ordinary Shares to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the shareholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c)          Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Companies Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(d)          Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Shareholder Approval.

(e)          No amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Company which shall not be unreasonably withheld and Parent shall promptly transmit any such amendment or supplement to its shareholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

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5.2.        HSR Act. Each of the Company and Parent will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the transactions contemplated hereby, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable. The parties shall share equally in all expenses necessary in connection with such filings.

5.3.        Other Actions.

(a)          As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)          At least five (5) days prior to Closing, Parent shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

(c)          Parent shall file all such forms, reports and documents required to be filed by Parent with the SEC subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”) and such Additional Parent SEC Reports shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Additional Parent SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.2, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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5.4.        Required Information.

(a)          In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application required to be made by or on behalf of Parent and/or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Merger and the preparation of such document. Each party represents and warrants to the others that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b)          At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised by counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with Applicable Law.

(c)          Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party

(d)          Prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by the Company or Parent with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

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5.5.        Confidentiality; Access to Information.

(a)          Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)          Access to Information.

(i)          The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)         Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

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5.6.        Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied (but specifically excluding the waiver or compromise of any condition to such party’s obligations under Article VI), (ii) the obtaining of all necessary Approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Approvals from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to Parent’s security holders, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of capital shares or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and shares.

5.7.        No Parent Ordinary Shares Transactions. Neither the Company nor its Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees and agents to comply with the foregoing requirement.

5.8.        No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated March 16, 2012 and understands that Parent has established the Trust Fund for the benefit of Parent’s public shareholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public shareholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a business combination, and (c) to Parent in limited amounts for its working capital requirements and tax obligations. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by December 16, 2013, Parent will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its Subsidiaries, directors, officers, employees, shareholders and Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, contracts, agreements or understandings with Parent, and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, however, that, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Fund or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for Parent to specifically perform its obligations under this Agreement). This paragraph will survive the termination of this Agreement for any reason.

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5.9.        Disclosure of Certain Matters. Each of Parent, Merger Sub and the Company will provide the other parties with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Information Statement.

5.10.      Securities Listing. Parent shall use commercially reasonable best efforts to obtain the listing for trading on the New York Stock Exchange or Nasdaq of the Parent Ordinary Shares and Parent Warrants.

5.11.      Further Actions. Each of the parties shall use its commercially reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable the other to fulfill its obligations hereunder.

5.12.      No Solicitation. The Company will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction and (ii) each of Parent and Merger Sub will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) the Company will, and will cause its Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction and (ii) each of Parent and Merger Sub will, and will cause its respective Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction.

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5.13.      Liability Insurance.

(a)          All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent shall continue in full force and effect in accordance with their terms.

(b)          For a period of six (6) years after the Closing Date, each of Parent and the Surviving Corp shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)          If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.13.

(d)          The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee referred to in Section 1.11.

5.14.      Insider Loans. At or prior to Closing, the Company shall (i) cause any loan by the Company to its shareholders to be repaid; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such shareholders to a third party to be terminated; and (iii) cause any of its shareholders to cease utilizing the name “Tecnoglass” unless otherwise authorized by the Company and consented to by Parent.

5.15.      Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.16.      Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective Affiliates to meet its reasonable capital requirements in an amount not to exceed $225,000, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing in cash, or solely with the prior written consent of the Company respecting any loans made after the date hereof, convertible at Closing into Parent Warrants in accordance with the terms of the promissory notes issued to evidence the borrowing (it being agreed that the loan made prior to the date hereof in an amount of $100,000 may be convertible at Closing into Parent Warrants without the prior written consent of the Company in accordance with the terms of the promissory note issued to evidence such borrowing). The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or shareholders.

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5.17.       Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to Parent and as otherwise contemplated by this Section 5.17 immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) for income tax or other tax obligations of Parent prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers, shareholders of Parent and/or their respective Affiliates, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Merger.

5.18.       Employment Agreements. As soon as practicable after the execution of this Agreement, the Company shall execute employment agreements reasonably satisfactory to the Company and Parent to be effective upon the Closing with each of the individuals listed in Schedule 6.3(f) (collectively, the “Employment Agreements”).

5.19.       Option Plan. Immediately prior to Closing, Parent will create the Parent Plan for the benefit of employees of Surviving Corp and its Subsidiaries mutually acceptable to Parent and the Company.

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1.        Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Parent Shareholder Approval. The Parent Shareholder Approval and the Charter Amendment each shall have been duly approved and adopted by the shareholders of Parent by the requisite vote under the laws of the Cayman Islands and the Parent Charter Documents.

(b)          Parent Ordinary Shares. Holders of 87.5% or more of the Parent Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)          No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

6.2.        Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

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(a)          Representations and Warranties. The representations and warranties contained in Article III of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub taken as a whole. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub (“Parent Closing Certificate”).

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent or Merger Sub, and the Parent Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Parent Ordinary Shares to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. Parent shall have obtained all Approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than Approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub and the Parent Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and the Parent Closing Certificate shall include a provision to such effect.

(f)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g)          Resignations. The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with Parent.

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(h)          Available Cash. After giving effect to the election of shareholders of Parent to have their Parent Ordinary Shares converted to cash in accordance with the provisions of Parent’s Charter Documents and after payment of transaction costs incurred by Parent and the Company not to exceed $5,000,000 in the aggregate, Parent shall have an aggregate of at least $33,500,000 of cash held either in or outside of the Trust Fund and Parent shall have made appropriate arrangements to have such amount disbursed to Parent immediately upon the Closing.

(i)          Exchange Agent Agreement. The Exchange Agent Agreement shall be executed by the parties thereto and delivered to the Company.

(j)          Registration Rights Agreement. The Registration Rights Agreement in the form attached as Exhibit E annexed hereto shall be executed by the parties thereto and delivered to the Company.

(k)         Opinion of Counsel. The Company shall have received from Graubard Miller an opinion of counsel in substantially the form of Exhibit F annexed hereto and from Maples and Calder an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(l)          Round Lot Holders. Parent shall have delivered to the Company shareholder lists evidencing at least 300 Round Lot Holders (as such term is defined in Rule 5005(a)(37) of the Nasdaq Listing Rules) of Parent Ordinary Shares, prior to the redemption of any Parent Ordinary Shares in accordance with Parent’s Charter Documents.

(m)        Election of Directors. The individuals identified in the Proxy Statement shall have been appointed or elected to serve on the board of directors of Parent.

(n)          Merger Consideration. Parent shall have delivered to the Exchange Agent, prior to or at the Closing, certificates representing the Merger Consideration in form and substance reasonably acceptable to the Company.

(o)          Secretary’s Certificate. At or prior to Closing, Parent shall have delivered to the Company a certificate of the Secretary of Parent certifying to (i) the incumbency and specimen signature of each officer of Parent or Merger Sub executing this Agreement and any other document executed on behalf of Parent or Merger Sub, (ii) the Charter Documents of Parent, (iii) the resolutions of the board of directors of Parent and Merger Sub approving and adopting this Agreement and the transactions contemplated hereby, in each case, which shall not have been modified, revoked or rescinded as of the Closing and (iv) the Parent Shareholder Approval, which shall not have been modified, revoked or rescinded as of the Closing.

(p)          Affiliated Transactions. Parent shall cause all of the Contracts which are required to be set forth in Schedule 3.21 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Schedule 6.2(p).

(q)          Separation of Parent Units. At or prior to the Closing, Parent shall cause the public trading of its units to cease and each such unit to be mandatorily separated into its component parts of Parent Ordinary Shares and Parent Warrants.

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6.3.        Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)          Representations and Warranties. The representations and warranties contained in Article II of this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)          Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and the Company Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corp following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect (other than with respect to this clause (iii), any action, suit or proceeding pending or threatened before any Governmental Entity against Parent).

(d)          Consents. The Company shall have obtained all Approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than Approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement.

(f)          Employment Agreements. The Employment Agreements between Parent and, separately, each of the Persons listed in Schedule 6.3(f), in form and substance reasonably satisfactory to Parent and the Company, shall be in full force and effect.

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(g)          Opinion of Counsel. Parent shall have received from Cayman Island counsel to the Company an opinion of counsel reasonably satisfactory to Parent and an opinion of counsel from Gomez-Pinzon Zuleta Abogados S.A. an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h)          Lock-Up Agreement. The Lock-Up Agreement in the form of Exhibit D shall be executed by the Company shareholders and delivered to Parent.

(i)          Secretary’s Certificate. At or prior to Closing, the Company shall have delivered to Parent a certificate of the Secretary of the Company certifying to (i) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document executed on behalf of the Company, (ii) the Charter Documents of the Company, (iii) the resolutions of the board of directors of the Company approving and adopting this Agreement and the transactions contemplated hereby, which shall not have been modified, revoked or rescinded as of the Closing and (iv) the Written Consent, which shall not have been modified, revoked or rescinded as of the Closing.

(j)          Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire Company Ordinary Shares or other securities of the Company.

(k)          Affiliated Transactions. The Company shall cause all of the Contracts which are required to be set forth in Schedule 2.22 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Schedule 6.3(k).

(l)          Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding Indebtedness owed by Insiders to the Company shall have been repaid in full, including the Indebtedness described on Schedule 2.22 (if any); (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

ARTICLE VII.
INDEMNIFICATION

7.1.        Indemnification.

(a)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), from and after the Closing, Parent, the Surviving Corp and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be severally, and not jointly, indemnified, defended and held harmless by those Persons who receive Parent Ordinary Shares from Parent upon consummation of the Merger, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

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(i)          the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement or any Schedule or certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii)        for any and all Litigation Damages incurred in connection with the litigation listed in Schedule 2.8.

(b)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), from and after the Closing, Persons who receive Parent Ordinary Shares from Parent upon consummation of the Merger and their respective representatives, successors and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended and held harmless by Parent from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of Parent or Merger Sub contained in or made pursuant to this Agreement or any Schedule or certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

(c)          Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitees or Company Indemnitees may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2.        Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee or a Company Indemnitee by a Person other than the Company or Parent, as applicable (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)          Notice of Claim. Such Parent Indemnitee or Company Indemnitee will give the Representative or Parent, as applicable, prompt written notice after receiving written notice of any Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative or Parent, as applicable, shall be entitled to participate in the defense of Third Party Claim at its expense.

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(b)          Defense. The Representative or Parent, as applicable, shall have the right, at its option (subject to the limitations set forth in Section 7.2(c)) and at its own expense, by written notice to Parent or the Representative, as applicable, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given. If the Representative or Parent, as applicable, is permitted and elects to assume the defense of a Third Party Claim:

(i)          the Representative or Parent, as applicable, shall diligently and in good faith defend such Third Party Claim and shall keep Parent or the Representative, as applicable, reasonably informed of the status of such defense; and

(ii)         Parent or the Representative, as applicable, shall cooperate fully in all respects with the Representative or Parent, as applicable, in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent or the Representative, as applicable, shall make available to the Representative or Parent, as applicable, all pertinent information and documents under its control.

(c)          Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (ii) the Third Party Claim seeks an injunction or equitable relief against Parent which is not merely incidental to a primary damage claim or claims for monetary damages.

(d)          Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any claim for indemnification under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative or Parent, as applicable, to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative or Parent, as applicable, is obligated to be greater than such damages would have been had Parent or the Representative, as applicable, given the Representative or Parent, as applicable, prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action.

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(e)          Failure to Defend. If the Representative or Parent, as applicable, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent or the Representative, as applicable, at the reasonable cost and expense of the Representative or Parent, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative or Parent, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)          Releases. Anything in this Section 7.2 to the contrary notwithstanding, the Representative or Parent, as applicable, shall not, without the written consent of Parent or the Representative, as applicable, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent or the Representative, as applicable, of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent or the Representative, as applicable.

(g)          Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3.        Insurance Effect. Notwithstanding any provision in this Agreement to the contrary, all Losses for which a Parent Indemnitee or a Company Indemnitee would otherwise be entitled to indemnification under this Article VII shall be reduced by the amount of insurance proceeds (net of premium, deductible, future premium increases and any other increased insurance costs as a result of such payment of proceeds), indemnification payments and other third-party recoveries actually received by such Parent Indemnitee or Company Indemnitee in respect of any Losses.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by a Parent Indemnitee or a Company Indemnitee subsequent to receipt by such Parent Indemnitee or Company Indemnitee of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by such Parent Indemnitee or Company Indemnitee of all or the relevant portion of such indemnification payment.

7.4.        Limitations on Indemnification.

(a)          Survival. The representations, warranties, covenants and agreements in this Agreement or in any Schedule or certificate delivered in connection with this Agreement shall survive the Closing until the Escrow Release Date (the “Survival Period”); provided, however, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification shall be brought after the end of the Survival Period, and (ii) the indemnification rights of Parent Indemnitees under this Article VII shall terminate and be of no further force or effect as of the termination of the Survival Period.

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(b)          Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the amount of the Deductible. Notwithstanding the foregoing, the Deductible with respect to an indemnification claim made pursuant to Section 7.1(a)(iii) shall be $2,500,000.

(c)          Aggregate Amount Limitation. The aggregate liability for Losses of Parent on the one hand or the Company's shareholders on the other pursuant to Section 7.1 shall not in any event exceed the value of the Escrow Shares and Parent shall have no claim against the Company’s shareholders other than for any of such Escrow Shares and the Company's shareholders shall have no claim against Parent other than for the issuance of additional Parent Ordinary Shares.

(d)          Duplication of Recovery. Any Losses for which a Person is entitled to indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

7.5.        Exclusive Remedy.

(a)          The sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII (including Section 7.4(c)). Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Parent Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misconduct, it being understood that a mere breach of a representation and warranty does not constitute fraud and that a Parent Indemnitee may not pursue such claim, demand or suit unless and only to the extent that all of the Escrow Shares have been released.

(b)          The sole remedy of the Company Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII (including Section 7.4(c)). Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Company Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misconduct, it being understood that a mere breach of a representation and warranty does not constitute fraud.

7.6.        Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the Parent Ordinary Shares issued by Parent as a result of the Merger, except as otherwise required by Law.

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7.7.        Representative Capacities; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s shareholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent. The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8.        Mitigation. A Parent Indemnitee or a Company Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Parent Indemnitee or Company Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

7.9.        No Consequential Damages. No party shall have any liability for any special, exemplary, punitive or consequential damages (including lost profits or revenue or diminution of value) suffered or incurred by any other party.

ARTICLE VIII.
TERMINATION

8.1.        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Parent and the Company at any time;

(b)          by either Parent or the Company if the Merger shall not have been consummated by December 16, 2013 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c)          by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order, decree, judgment, ruling or other action being final and nonappealable;

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(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e)          by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

(f)          by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Ordinary Shares required under Parent’s Charter Documents, or the holders of more than 87.5% of the Parent Ordinary Shares issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting shall exercise their rights to convert the Parent Ordinary Shares held by them into cash in accordance with Parent’s Charter Documents; or

(g)          by the Company, if immediately after the Merger, Parent will not have cash on hand of at least $33,500,000 after payment of amounts that Parent may pay to shareholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents and after payment of transaction costs incurred by Parent and the Company not to exceed $5,000,000 in the aggregate.

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8.2.        Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.5, 5.8, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3.        Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the expenses of the audits for the Company’s financial statements necessary to complete the Merger shall be paid by Parent and the Company in equal amounts regardless of whether or not the Merger is consummated; provided further, however, that if this Agreement is terminated by Parent for any reason other than pursuant to Section 8.1(f), then the full expenses of the audits for the Company’s financial statements necessary to complete the Merger shall be paid by Parent and Parent shall reimburse Company for any amounts the Company has previously paid for such audits.

ARTICLE IX.
DEFINED TERMS

9.1.        Defined Terms. For purposes of this Agreement, the term:

“Adjusted Net Debt” means the sum of the Indebtedness of the Company and its Subsidiaries less the cash of the Company and its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all Exhibits and Schedules hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule).

“Blue Sky Laws” means state securities laws.

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

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“Contracts” means all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises and other understandings, commitments and obligations of any kind, whether written or oral.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“Current Assets” means the sum of the Company’s and its Subsidiaries’ current assets, including accounts receivable, inventory and prepaid expenses, in each case determined in accordance with U.S. GAAP.

“Current Liabilities” means the sum of the Company’s and its Subsidiaries’ current liabilities, including accrued liabilities and ordinary trade payables, less any current portion of long term Indebtedness of the Company, in each case determined in accordance with U.S. GAAP.

“Dissenting Shares” means any Company Ordinary Shares held by Persons who are entitled to dissenter rights under the Companies Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the Companies Law.

“Earnout Target” means any of the performance targets set forth in Section 1.14.

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

“Escrow Claims” means claims made pursuant to the Escrow Agreements.

“Estimated LTM EBITDA Amount” means $27.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Future EBITDA” means, with respect to any future period, as determined in accordance with U.S. GAAP, the consolidated net earnings of the Parent, including net earnings attributable to any non-controlling interest, before interest income or expense, income taxes, depreciation, amortization and any expenses arising solely from the Merger charged to income in such future period.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other Governmental Entity.

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“Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority or judicial body, whether domestic or foreign.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal component of capitalized lease obligations, (c) net obligations under interest rate agreements and currency agreements, (d) amounts drawn on letters of credit, (e) the principal amount of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed (including keep well arrangements), in any manner; provided, however, that for purposes of Section 1.5(d), “Indebtedness” shall not include any Current Liabilities.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) all Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge” means with respect to (a) the Company, the actual knowledge or awareness as to a specified fact or event of any of those individuals listed on Schedule 9.1(a) of the Company Disclosure Schedule, and (b) Parent, the actual knowledge or awareness as to a specified fact or event of any of those individuals listed on Schedule 9.1(a) of the Parent Disclosure Schedule.

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“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Litigation Damages” is the amount the Company pays in a settlement or pursuant to a judgment or verdict, plus all expenses incurred by the Company in defending the case, less what the Company is paid or reimbursed through its insurance policies.

“Losses” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties.

“LTM Adjusted EBITDA” means, as determined in accordance with U.S. GAAP, the consolidated net earnings of the Company, including net earnings attributable to any non-controlling interest before interest income or expense, income taxes, depreciation, amortization, and any expenses arising solely from the Merger charged to income in such period.

“LTM EBITDA Variance” means the amount by which the Estimated LTM EBITDA Amount is greater than or less than the Actual LTM EBITDA Amount.

“Material Adverse Effect” means any change, event, effect or occurrence, individually or when aggregated with other changes, events, effects or occurrences, that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of such entity which has continued or is reasonably expected to continue over a period of not less than eighteen (18) months, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (iii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy, (v) general conditions in the industries in which a Person operates, (vi) the price or availability of any products, equipment or supply used or sold by a Person, (vii) the failure, in and of itself, of a Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of a Person, (viii) the announcement and pendency of this Agreement and/or other transactions contemplated hereby (including any employee departures), (ix) any action taken or omitted to be taken by a party hereto at the other party’s direction or written request or otherwise required or permitted to be taken or omitted to be taken by this Agreement, (x) the identity of, or any facts or circumstances relating to, another party hereto, and (xi) the effect of any matters specifically disclosed in Schedules to this Agreement, provided further, that the exceptions in clauses (i)-(v) above shall not apply to the extent (if any) that the impact of such change, event, circumstance or effect is disproportionately adverse to such Person, relative to other companies in any industry in which such Person operates.

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“Net Debt Overage” means the amount by which the Actual Net Debt Amount exceeds the Estimated Net Debt Amount.

“Net Debt Underage” means the amount by which the Estimated Net Debt Amount exceeds the Actual Net Debt Amount.

“Normalized Working Capital” means (a) Current Assets of the Company and its Subsidiaries as of the Closing Date less (b) Current Liabilities of the Company and its Subsidiaries, less any current portion of Indebtedness of the Company and its Subsidiaries, each as determined in accordance with U.S. GAAP.

“Outstanding Company Ordinary Shares Number” means the number of Company Ordinary Shares outstanding immediately prior to the Effective Time, excluding treasury shares and Company Ordinary Shares held by Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time.

“Permitted Lien” means any and all Liens (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable law in connection with such contest, (b) imposed or promulgated by applicable law or any Governmental Entity, including (i) zoning ordinances, building codes, regulations, permits and similar enactments which are not violated by the current use of the real property subject to such enactments or (ii) other restrictions, variations, covenants, conditions, rights of way, easements and other minor irregularities in title, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by applicable law and arising out of obligations incurred in the ordinary course of business, (d) that are expressly listed as exceptions in insurance policies, (e) listed on Schedule 9.1(b) of the Company Disclosure Schedule, (f) listed on Schedule 9.1(b) of the Parent Disclosure Schedule, (g) under any Material Company Contract (but excluding Encumbrances arising out of the violation of any such Material Company Contracts), and (h) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

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“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Representative” means the representative of the recipients of the Parent Ordinary Shares under this Agreement to be appointed by such recipients.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital share, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Working Capital Excess” means the amount by which the Actual Working Capital Amount exceeds the Estimated Working Capital Amount.

“Working Capital Shortfall” means the amount by which the Estimated Working Capital Amount exceeds the Actual Working Capital Amount.

9.2.        Glossary of Other Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

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“Accounting Firm”	Section 1.5(c)(ii)

“Actual LTM EBITDA Amount”	Section 1.5(c)(i)

“Actual Net Debt Amount”	Section 1.5(d)(ii)

“Actual Working Capital Amount”	Section 1.5(d)(iii)

“Additional Parent SEC Reports”	Section 5.3(c)

“Additional Share Escrow Agreement”	Section 1.14

“Applicable Law”	Section 1.3

“Approvals”	Section 2.1(b)

“Audited Financial Statements”	Section 2.7(a)

“Charter Amendment”	Section 5.1(a)

“Charter Documents”	Section 2.1(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Closing Form 8-K”	Section 5.3(b)

“Closing Net Debt/Working Capital Statement”	Section 1.5(d)(i)

“Closing Press Release”	Section 5.3(b)

“Committee”	Section 1.11

“Companies Law”	Recital A

“Company”	Heading

“Company Affiliate Transaction”	Section 2.22

“Company Certificates”	Section 1.5(f)

“Company Closing Certificate”	Section 6.3(a)

“Company Derivative Securities”	Section 2.3(a)

“Company Disclosure Schedule”	Article II

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“Company Indemnitees”	Section 7.1(b)

“Company Ordinary Shares”	Section 1.5(a)

“Company Options”	Section 2.3(a)

“Continental”	Section 1.6(a)

“Corporate Records”	Section 2.1(d)

“Deductible”	Section 7.4(b)

“Dissenter”	Section 1.12

“Effective Time”	Section 1.2

“Employment Agreements”	Section 5.18

“ES”	Heading

“Escrow Agent”	Section 1.10

“Escrow Agreements”	Section 1.14

“Escrow Release Date”	Section 1.10

“Escrow Shares”	Section 1.10

“Estimated Net Debt Amount”	Section 1.5(d)(ii)

“Estimated Working Capital Amount”	Section 1.5(d)(iii)

“Exchange Agent Agreement”	Section 1.6(a)

“Exchange Agent”	Section 1.6(a)

“Indemnity Escrow Account”	Section 1.10

“Indemnity Escrow Agreement”	Section 1.10

“Insider”	Section 2.19(a)(iii)

“Insurance Policies”	Section 2.20

“Item of Dispute”	Section 1.5(c)(ii)

“Letter of Transmittal”	Section 1.6(b)

“Litigation Escrow Shares”	Section 1.10

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“Lock-Up Agreement”	Section 1.15

“Material Company Contract(s)”	Section 2.19(a)

“Merger Consideration”	Section 1.5(a)

“Merger”	Recital A

“Merger Sub”	Heading

“Nasdaq”	Section 3.23

“Notice of Claim”	Section 7.2(a)

“Parent”	Heading

“Parent Affiliate Transaction”	Section 3.21

“Parent Closing Certificate”	Section 6.2(a)

“Parent Contracts”	Section 3.19(a)

“Parent Convertible Securities”	Section 3.3(b)

“Parent Disclosure Schedule”	Article III

“Parent Indemnitees”	Section 7.1(a)

“Parent Ordinary Shares”	Section 1.5(a)(i)

“Parent Plan”	Section 5.1(a)

“Parent Preferred Shares”	Section 3.3(a)

“Parent SEC Reports”	Section 3.7(a)

“Parent Shareholder Approval”	Section 5.1(a)

“Parent Options”	Section 3.3(b)

“Parent Warrants”	Section 3.3(b)

“Plan of Merger”	Section 1.2

“Plan(s)”	Section 2.11(a)

“Proxy Statement”	Section 5.1(a)

“Reviewable Document”	Section 5.4(a)

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“Reorganization”	Recital C

“Signing Form 8-K”	Section 5.3(a)

“Signing Press Release”	Section 5.3(a)

“Special Meeting”	Section 5.1(a)

“Subsidiaries”	Section 2.2(a)

“Survival Period”	Section 7.4(a)

“Surviving Corp”	Section 1.1

“Tecnoglass”	Heading

“Third Party Claim”	Section 7.2

“Trust Fund”	Section 3.25

“Unaudited Financial Statements”	Section 2.7(b)

“Written Consent”	Section 2.4

ARTICLE X.
GENERAL PROVISIONS

10.1.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent or Merger Sub
prior to the Closing, to:	Andina Acquisition Corporation
Carrera 10 No. 28-49
Torre A. Oficina 20-05
Bogota, Colombia
Attention: A. Lorne Weil
Telephone: [________]
Telecopy: [________]
E-mail: [________]

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with a copy (which shall
not constitute notice) to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com
if to Parent or
Merger Sub
following the Closing,
or the Company, to:	Tecnoglass S.A.
Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores Barranquilla, Colombia
Attention: Jose Manuel Daes
Telephone: [________]
Telecopy: [________]
E-mail: [________]

with a copy (which
shall not constitute
notice) to:	Phillip M. Hudson III, Esq.
Arnstein & Lehr LLP
200 South Biscayne Boulevard, Suite 3600
Miami, Florida 33131
Telephone: 305-428-4502
Telecopy: [________]
E-mail: pmhudson@arnstein.com

10.2.        Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

10.3.        Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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10.4.        Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated May 13, 2013 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8.        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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10.9.        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10.      Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of Parent and the Committee.

10.11.      Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12.      Submission to Jurisdiction; Waivers; Consent to Service of Process. Each of the parties irrevocably agrees that any action, proceeding or claim with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New York, New York and each of the parties hereto hereby (i) irrevocably submits with regard to any such action, proceeding or claim for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out or relates to of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New York, New York. It is understood and agreed that any other court or arbiter in any other jurisdiction shall be entitled to enforce any judgment of any state court or Federal court sitting in New York, New York. Any writs, process or summonses to be served on any other party in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.1 or as otherwise permitted by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.12 or (ii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.13.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14.      Currency. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise noted.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ANDINA ACQUISITION CORPORATION

By:	/s/ B. Luke Weil
Name: B. Luke Weil
Title: CEO

ANDINA MERGER SUB, INC.

By:	/s/ B. Luke Weil
Name: B. Luke Weil
Title: CEO

TECNOGLASS S.A.

By:	/s/ Jose M. Daes
Name: Jose M. Daes
Title: Authorized Agent

C.I. ENERGIA SOLAR S.A. E.S. WINDOWS

By:	/s/ Jose M. Daes
Name: Jose M. Daes
Title: Authorized Agent

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